Exhibit 99 (a)

DELPHI EARNS $200 MILLION ON REVENUES OF $6.9 BILLION
IN FOURTH QUARTER OF 2000

Sales to Non-GM Customers Hits Record $8.5 Billion in 2000

Full Year Operating Cash Flow Exceeds $1.6 Billion

      TROY, Mich — Delphi Automotive Systems (NYSE: DPH) today announced fourth quarter and 2000 calendar year financial results, ending Delphi’s first full year as an independent, publicly owned company.

      Delphi Chief Financial Officer Alan S. Dawes said that a soft fourth quarter capped a solid year for Delphi with $29.1 billion in total revenue, $1.1 billion in net income and $1.6 billion in operating cash flow. Delphi’s net income margin of 3.8 percent was up from a 1999 margin of 3.7 percent, while sales revenue was down slightly.

      “Due to a sharp and unexpected drop in fourth quarter vehicle volumes, we took immediate actions to reduce costs in line with resulting revenue declines,” said J.T. Battenberg III, Delphi chairman, CEO and president. “We were successful in moderating the impact of the rapid fourth quarter order decline through aggressive inventory management, workforce adjustments and other cost reduction initiatives.”

      Although annual sales were slightly lower, net income increased $11 million to $1.1 billion, or $1.94 earnings per share (EPS), exceeding First Call consensus estimates of $1.90. This represents a 2 percent increase from 1999 pro forma earnings of $1.91 EPS.

      Sales to customers other than General Motors Corp. hit a record 29 percent of total sales, or $8.47 billion, representing a 20 percent year-over-year increase. GM remained Delphi’s largest customer with sales of $20.67 billion.

      “At Delphi’s separation from GM in 1999 we made a commitment to fund our pension obligations within three years,” Dawes said. “Strong cash flow of $1.6 billion enabled us to fully fund employee pension plan obligations in just 18 months.”

      Strong cash flow also allowed Delphi to complete the vast majority of its true-up payments to GM, and provided capital to make two strategic business acquisitions during the year — Lucas Diesel Systems and Automotive Products Distribution Services — positioning the company for future growth in the expanding diesel engine segment and providing highly capable European product distribution infrastructure for Delphi’s aftermarket division. Delphi also completed several small ventures, enhancing Delphi’s portfolio offerings with products such as switch technologies, seatbelts and telematics.

      As a result of strong 2000 performance, Delphi today notified employees that the company will pay profit sharing bonuses to eligible U.S. hourly and salaried employees in mid-March.

      Fourth Quarter 2000 Earnings

      Delphi’s fourth quarter net income totaled $200 million, or $0.36 EPS, on sales of $6.9 billion, exceeding industry analysts consensus estimates of $0.32. Sales to non-GM customers increased 11 percent to $2.1 billion in the fourth quarter.

      Revenue for the fourth quarter declined $341 million, or 5 percent from the prior year, while net income of $200 million slipped $69 million, a decrease of 26 percent.

      Dawes attributed the decline primarily to rapid deterioration of North American vehicle volumes and the ongoing strength of the Mexican peso. “Delphi’s Mexican cost base is Peso-denominated and generates a U.S. dollar-based revenue stream,” he said. “As a result, the ongoing strength of the Peso has negatively impacted Delphi’s U.S. dollar earnings.” Delphi is the largest private employer in Mexico with approximately 76,000 employees.

      Mobile Multimedia

      Delphi’s Mobile MultiMedia business unit experienced rapid growth in 2000, with $322 million in revenue for the year, representing a 700 percent increase compared to 1999. The unit debuted 10 new products and technologies throughout the year, including the award-winning Mobile Productivity Center (MPC). The MPCpro, which went on sale last month, is a new electronic device that provides drivers hands-free access to data in their Palm V or Vx handheld computer and allows them to make hands-free phone calls through voice commands and text-to-speech software. To order or learn more about the MPCpro, visit www.delphiauto.com/communiport.

      2001 Outlook

      Later today Delphi will provide 2001 guidance to the media, investors and security analysts. At the meeting Battenberg will acknowledge that he expects the first half of 2001 to be challenging for the entire industry. “We are cautiously optimistic that Delphi will experience another good year, and we are working aggressively to reduce structural costs and eliminate waste in line with lower anticipated industry volumes in 2001.”

      Battenberg will note, “We are also aggressively accelerating the shift in our portfolio to high-tech electronic and electronically enhanced products.” In December 2000 Delphi announced that it was actively reviewing portfolio management options for approximately $4 billion to $5 billion of businesses.

      Dawes also will provide near term guidance for the first quarter with expectations of $6.5 billion to $6.6 billion in sales, $90 million to $120 million in net income, and $150 million to $200 million of operating cash flow for the period.”

      Highlights attached.

      Editor’s Note: Delphi Chairman, CEO and President J.T. Battenberg III, and Chief Financial Officer Alan S. Dawes will co-host a media and security analyst conference call to discuss Delphi’s earnings beginning at 1:00 p.m. EST today. To participate in the call, dial (212) 896-6110 and asked to be connected to the Delphi Automotive Systems conference call.

      About Delphi

      Multi-national Delphi Automotive Systems, with headquarters in Troy, Mich., USA, Paris, Tokyo and Sao Paulo, Brazil, is a world leader in mobile electronics and transportation components and systems technology. Delphi’s three business sectors — Dynamics & Propulsion; Safety, Thermal & Electrical Architecture; and Electronics & Mobile Communication — provide comprehensive product solutions to complex customer needs. Delphi has approximately 211,000 employees and operates 190 wholly owned manufacturing sites, 44 joint ventures, 53 customer centers and sales offices and 31 technical centers in 42 countries. Delphi can be found on the Internet at www.delphiauto.com.

      Forward-Looking Statements

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Delphi and its representatives may periodically make written or oral statements that are “forward-looking,” including statements included in this release and other filings with the Securities and Exchange Commission and in reports to our stockholders. All statements which address operating performance, events or developments that we expect or anticipate may occur in the future, including statements relating to volume growth, awarded sales contracts and earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements. These statements are made on the basis of management’s views and assumptions; as a result, there can be no assurance that management’s expectations will necessarily come to pass. Principal important factors, risks and uncertainties which may cause actual results to differ from those expressed in forward-looking statements set forth in this release include our ability to increase non-GM sales and achieve the labor benefits expected from our separation from GM; potential increases in our warranty costs; changes in economic conditions, exchange rates or political environment in the markets in which we operate; financial or market declines of our customers; labor disruptions or material shortages; the level of competition in the automotive industry; significant downturns in the automobile production rate and the cyclical nature of the automotive industry; changes in laws or regulations pertaining to the automotive industry; our ability to realize costs savings expected to offset price reductions; changes in technology and technological risks; our ability to protect and assert patent and other intellectual property rights; the ability of our company to absorb possible costs relating to divestitures and other factors, risks and uncertainties discussed in the Delphi Automotive Systems Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and other filings with the Securities and Exchange Commission. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

HIGHLIGHTS — Year ended December 31, 2000 vs. year ended December 31, 1999 comparison

	Year Ended
	December 31,

	2000		1999

	(in millions, except per share amounts)
Net sales:

General Motors	$20,665		$22,302

Other customers	8,474		6,890

Total net sales	29,139		29,192

Less operating expenses:

Cost of sales, excluding items listed below	24,744		25,035

Selling, general and administrative	1,715		1,619

Depreciation and amortization	936		856

Operating income	1,744	(1)	1,682

Less interest expense	183		132

Other income, net	157		171

Income before income taxes	1,718	(1)	1,721

Less income tax expense	624	(1)	638

Net income	$1,094	(1)	$1,083

Gross margin	15.1%		14.2%

Operating income margin	6.0	%(1)	5.8%

Net income margin	3.8	%(1)	3.7%

Basic earnings per share, 561 million and 553 million shares outstanding, respectively in 2000 and 1999.	$1.95		$1.96

Diluted earnings per share, 564 million and 555 million shares outstanding in 2000 and 1999, respectively	$1.94		$1.95

Basic earnings per share — pro forma (2)	$1.95		$1.92

Diluted earnings per share — pro forma (2)	$1.94		$1.91

(1)	Excludes the impact of a one-time, non-cash charge of $51 million ($32 million after-tax) resulting from acquisition-related in-process research and development. Including the $51 million charge, net income was $1,062 million and diluted earnings per share was $1.88.

(2)	Pro forma basic and diluted earnings per share are presented as if the initial public stock offering of 100 million shares took place on January 1, 1999, resulting in 564 million and 566 million shares outstanding, respectively, for the year ended December 31, 1999.

HIGHLIGHTS —	Three months ended December 31, 2000 vs. three months ended December 31, 1999 comparison

	Three Months Ended
	December 31,

	2000	1999

	(in millions, except per share amounts)
Net sales:

General Motors	$4,821	$5,361

Other customers	2,088	1,889

Total net sales	6,909	7,250

Less operating expenses:

Cost of sales, excluding items listed below	5,919	6,211

Selling, general and administrative	426	439

Depreciation and amortization	250	210

Operating income	314	390

Less interest expense	56	38

Other income, net	41	56

Income before income taxes	299	408

Less income tax expense	99	139

Net income	$200	$269

Gross margin	14.3%	14.3%

Operating income margin	4.5%	5.4%

Net income margin	2.9%	3.7%

Basic earnings per share, 560 million and 562 million shares outstanding for the three months ended December 31, 2000 and 1999, respectively	$0.36	$0.48

Diluted earnings per share, 561 million and 564 million shares outstanding for the three months ended December 31, 2000 and 1999, respectively	$0.36	$0.48

HIGHLIGHTS — Sector financial results

Sector	Year Ended December 31,

			2000	1999
	2000	1999	Operating	Operating
	Sales	Sales	Income (Loss)	Income (Loss)

	(in millions)
Electronics & Mobile Communication

Mobile MultiMedia	$322	$40	$(23)	$(37)

Other Electronics & Mobile Communication	5,022	5,256	493	614

Total	5,344	5,296	470	577

Safety, Thermal & Electrical Architecture	10,003	10,512	673	687

Dynamics & Propulsion	14,345	13,975	679 (1)	563

Other	(553)	(591)	(78)	(145)

Total	$29,139	$29,192	$1,744 (1)	$1,682

Sector	Three Months Ended December 31,

			2000	1999
	2000	1999	Operating	Operating
	Sales	Sales	Income (Loss)	Income (Loss)

	(in millions)
Electronics & Mobile Communication

Mobile MultiMedia	$118	$12	$(5)	$(13)

Other Electronics & Mobile Communication	1,172	1,310	84	142

Total	1,290	1,322	79	129

Safety, Thermal & Electrical Architecture	2,375	2,587	128	161

Dynamics & Propulsion	3,377	3,504	143	171

Other	(133)	(163)	(36)	(71)

Total	$6,909	$7,250	$314	$390

(1)	Excludes the one-time, non-cash charge of $51 million ($32 million after-tax) resulting from acquisition-related in-process research and development.

HIGHLIGHTS — Year ended December 31, 2000 liquidity and capital resources

BALANCE SHEET DATA:
(in millions)

	December 31,	December 31,
	2000	1999

Cash and cash equivalents	$760	$1,546

Debt	3,182	1,757

Net liquidity	$(2,422)	$(211)

Total stockholders’ equity	$3,766	$3,200

RECONCILIATION OF 2000 NET LIQUIDITY:
(in millions)

Net liquidity at December 31, 1999			$(211)

Net income	1,094	(1)

Depreciation and amortization	936

Capital expenditures	(1,272)

Other, net	878

Operating cash flow less capital expenditures			1,636

Cash paid for acquisitions, net of cash acquired			(897)

Pension contributions			(1,125)

Amounts paid to GM for pension and other postretirement benefit adjustments			(1,515)

Dividends and other non-operating			(310)

Net liquidity at December 31, 2000			$(2,422)

(1)	Excludes the one-time, non-cash charge of $51 million ($32 million after-tax) resulting from acquisition-related in-process research and development.

HIGHLIGHTS — Three months ended December 31, 2000 liquidity and capital resources

BALANCE SHEET DATA:
(in millions)

	December 31,	September 30,
	2000	2000

Cash and cash equivalents	$760	$727

Debt	3,182	2,838

Net liquidity	$(2,422)	$(2,111)

Total stockholders’ equity	$3,766	$3,583

RECONCILIATION OF FOURTH QUARTER NET LIQUIDITY:
(in millions)

Net liquidity at September 30, 2000		$(2,111)

Net income	200

Depreciation and amortization	250

Capital expenditures	(317)

Other, net	392

Operating cash flow less capital expenditures		525

Amounts paid to GM for pension and other postretirement benefit adjustments		(800)

Dividends and other non-operating		(36)

Net liquidity at December 31, 2000		$(2,422)